EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter Fiscal 2014 Financial Results

~ Exceeds 2Q14 Sales and Earnings Forecast ~
~ Provides 3Q14 Sales and Earnings Guidance Forecast ~

Qingdao, China and Rockville, Md. – November 8, 2013 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the second quarter and first half of fiscal 2014 ended September 30, 2013.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are very pleased with our second quarter performance, particularly given that the summer months are seasonally slower periods for our business and recent industry events added to sales volatility.  The tailwind of the successful Gold Mining Strategy continued to strengthen our pricing power with the distributors, which offset the sequentially lower volume and rising raw material costs.  Our gross margin remained stable on a sequential basis while net margin improved over last quarter as we continued to exert tight control on sales and general administrative expenses.”

“In addition to the steady execution of our existing production and distribution, we’re making progress on our new drying facility project in Brittany, France. On the financing side, we have received preliminary approval from a leading Chinese bank to fund the majority of the project investment in the form of project financing. On the construction front, we received a key construction permit in the fiscal second quarter and have also engaged industry leading engineering and equipment vendors. We are expecting the final regulatory approval, the environmental impact report for the project in December and construction is scheduled to commence shortly after that. The strategic importance of this project has become more and more evident as China’s infant milk formula (“IMF”) industry, with the increased involvement from the Chinese government, puts more and more emphasis on premium-quality materials, advanced quality control techniques, and professional execution. We expect this project to create tremendous value for both our customers and shareholders in the long term.”

“This quarter the Chinese government continued to introduce measures to address product quality concerns and to improve the image of domestic brands. We welcome the heightened scrutiny from the government, media and consumers alike as we remain focused on the superior quality and safety standards of our partners, manufacturing practices, and retail products, as well as ensuring reasonable pricing on our various product lines for our Chinese consumers.  As we gain greater confidence in our ability to control discounts while sustaining our shipment volume among fierce market competitions, we remain confident in our opportunities in the second half of the year.  We expect our top line for the third quarter fiscal 2014 to be in the range of $85 to $90 million, and net income to be in the range of $7.5 to $8.5 million,” concluded Mr. Zhang.

Financial Results for the Second Quarter of Fiscal 2014 versus the First Quarter of Fiscal 2014
	Quarter Ended		QoQ Change
	September 30, 2013	June 30, 2013
(in USD 000's except per share and percentage data)
Net sales	88,556	82,205	6,351	8%

Cost of sales	49,667	46,124	3,543	8%
Gross profit	38,889	36,081	2,808	8%
Gross margin	43.9%	43.9%

Selling and distribution expenses	13,496	14,771	(1,275)	-9%
Advertising and promotion expenses	10,763	8,476	2,287	27%
General and administrative expenses	5,831	6,452	(621)	-10%
Gain on disposal and liquidation of subsidiaries	0	367	(367)	-100%
Government subsidies	103	165	(62)	-38%
Total operating expenses	29,987	29,167	820	3%

Income from operations	8,902	6,914	1,988	29%
Operating margin	10.1%	8.4%		164bps

Interest income, interest expense and other income (loss), net	(2,890)	(2,059)	831	40%
Income tax expense	14	79	(65)	-82%
Net income (loss) attributable to the noncontrolling interest	(75)	1	(76)	-7600%

Net income attributable to common stockholders	6,073	4,775	1,298	27%

Earnings per share – Basic	$0.11	$0.08	$0.03	27%

Net sales increased 8% to $88.6 million for the second quarter of fiscal 2014 from $82.2 million in the first quarter of fiscal 2014. Net sales from the Company’s branded powdered formula segment were $71.7 million, or 81% of net sales in the quarter, compared to $68.1 million, or 83% of net sales, in the previous quarter.  By volume, sales of powdered formula products were 5,004 tons in the second quarter, compared to 5,744 tons in the previous quarter. The decrease is due to the seasonality we usually experience in July and August, the reluctance to order by distributors and stores after the regulatory changes in June and the promotional campaigns launched by competitors as two market leading brands had bacteria contamination issues in August. This decrease in volume was offset by an increase in average selling price of powdered formula products, which improved to $14,319 per ton from $11,852 per ton in the previous quarter mainly due to lower levels of discounts and rebates to distributors and retail stores.

Net sales from Nutritional ingredients and supplements, which is comprised of external sales of chondroitin sulfate to third parties, was $5.3 million, or 6% of net sales, in the second quarter of fiscal 2014, compared to $6.3 million, or 8% of net sales in the previous quarter.  We continue to execute under long term purchase orders signed with major customers, and the quarter to quarter variance reflects the timing difference of shipments.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $11.6 million, or 13% of net sales, in the second quarter of fiscal 2014, compared to $7.7 million, or 9% of net sales in the previous quarter. Synutra expects to continuously incur ancillary sales of raw milk / whey protein powder due to its production methods, and such sales may vary from quarter to quarter.

Gross profit was $38.9 million in the second quarter of fiscal 2014, compared to $36.1 million in the previous quarter. Gross margin in the second quarter of fiscal 2014 remained stable at 44% from the previous quarter. Powdered formula margin also remained at 53% from the previous quarter, the higher end of the Company’s historical range, as the higher average selling price was offset by increased raw material cost, mainly the cost of raw milk powder.

Income from operations was $8.9 million, compared to income from operations of $6.9 million in the previous quarter.

Selling and distribution expenses were $13.5 million, compared with $14.8 million in the first quarter of fiscal 2014.  The sales expense ratio was lower in the fiscal second quarter as the fiscal first quarter reflected a onetime compensation cost related to the Company’s restructuring of its sales team as part of the Gold Mining Strategy.

Advertising and promotional expenses were $10.8 million, compared with $8.5 million in the previous quarter, reflecting Synutra’s limited participation in promotional activities in August 2013 after the aforementioned contamination event affected competitors.

General and administrative expenses were $5.8 million, compared with $6.5 million in the previous quarter, reflecting less bad-debt expenses.

Net income attributable to common stockholders was $6.1 million in the second quarter of fiscal year 2014, or $0.11 per basic share, compared with a net income of $4.8 million, or $0.08 per basic share, in the previous quarter.

First Half Ended September 30, 2013 Financial Results
Net sales for the first half of fiscal 2014 ended September 30, 2013 increased to $170.8 million from $119.7 million in the prior year period. Net sales from branded powdered formula products increased to $139.7 million, or 82% of net sales, compared to $100.5 million, or 84% of net sales in the prior year period.

Gross profit increased 116% to $75.0 million for first half of fiscal 2014 from $34.8 million in the prior year period. Gross margin was 44% compared to 29% for the prior year period.

Income from operations was $15.8 million for the first half of fiscal 2014, compared to a loss from operation of $21.1 million in the prior year period.

Net income attributable to Synutra International, Inc. common stockholders was $10.8 million for the first half of fiscal 2014, or $0.19 per basic share, compared to a net loss of $53.9 million, or $(0.94) per basic share, in the prior year period.

Balance Sheet
As of September 30, 2013, the Company had cash and cash equivalents of $77.5 million and restricted cash of $130.2 million, including the current and non-current portion.  Net account receivables increased to $26.3 million on September 30, 2013 from $24.7 million on June 30, 2013 while the Company’s sequential inventory position decreased 6% to $75.3 million from $79.9 million during the same period.  Total debt was $308.5 million, including $103.4 million of short-term debt and $79.4 million of long term debt due within one year, a decrease from the total debt of $317.6 million as of June 30, 2013, which included $116.4 million of short-term debt and $90.8 million of long term debt due within one year.

Conference Call Details
The Company will hold a conference call on Monday, November 11, 2013 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
United State Toll:	+1 (845) 675-0438
International Toll:	+ 65 6723-9385
China Toll Free:	400-120-0654
Conference ID:	75358807

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2013, this network comprised over 710 independent distributors and over 700 independent sub-distributors who sell Synutra products in approximately 27,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	September 30, 2013	March 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$77,511	$79,050
Restricted cash	83,235	68,410
Accounts receivable, net of allowance	26,317	30,183
Inventories	75,276	87,707
Due from related parties	3,277	2,696
Income tax receivable	2	5
Prepaid expenses and other current assets	15,329	18,404
Assets held for sale	3,263	0

Total current assets	284,210	286,455

Property, plant and equipment, net	127,726	130,121
Land use rights, net	9,431	10,829
Intangible assets, net	3,884	4,135
Restricted cash	46,978	39,883
Due from related parties	2,771	2,981
Other assets	3,863	1,740

TOTAL ASSETS	$478,863	$476,144

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$103,443	$127,449
Long-term debt due within one year	79,352	82,663
Accounts payable	47,512	48,717
Due to related parties	1,564	1,862
Advances from customers	13,473	12,982
Other current liabilities	48,307	52,788

Total current liabilities	293,651	326,461

Long-term debt	125,720	102,164
Deferred revenue	4,297	4,402
Capital lease obligations	7,953	7,848
Other long-term liabilities	6,265	6,062

Total liabilities	437,886	446,937

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at September 30, 2013 and March 31, 2013, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(124,660)	(135,508)
Accumulated other comprehensive income	29,824	28,828

Total Synutra common shareholders’ equity	40,610	28,766

Noncontrolling interest	367	441

Total equity	40,977	29,207

TOTAL LIABILITIES AND EQUITY	$478,863	$476,144

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data
	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012

Net sales	$88,556	$66,100	$170,761	$119,686
Cost of sales	49,667	48,626	95,791	84,911

Gross profit	38,889	17,474	74,970	34,775

Selling and distribution expenses	13,496	14,298	28,267	27,415
Advertising and promotion expenses	10,763	10,186	19,239	16,990
General and administrative expenses	5,831	7,162	12,283	15,019
Gain on disposal and liquidation of subsidiaries	0	2,190	367	2,610
Government subsidy	103	80	268	965

Income (loss) from operations	8,902	(11,902)	15,816	(21,074)

Interest expense	4,024	3,934	7,911	7,490
Interest income	1,023	590	2,110	1,077
Other income (expense), net	111	(79)	852	(517)

Income (loss) before income tax expense (benefit)	6,012	(15,325)	10,867	(28,004)

Income tax expense (benefit)	14	29,018	93	26,115

Net income (loss)	5,998	(44,343)	10,774	(54,119)

Net income (loss) attributable to the noncontrolling interest	(75)	(157)	(74)	(234)

Net income (loss) attributable to common stockholders	$6,073	$(44,186)	$10,848	$(53,885)

Earnings (loss) per share - basic	$0.11	$(0.77)	$0.19	$(0.94)

Weighted average common stock outstanding - basic	57,301	57,301	57,301	57,301